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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        ----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           ----------------------------
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1. Name and Address of Reporting Person*        2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                   quiring Statement
                                                   (Month/Day/Year)

 BVF Partners L.P.                                 December 16, 1999    Autoimmune Inc. ("AIMM")
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    (Last)          (First)          (Middle)   3. IRS or Social Se-   5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                   curity Number of        to Issuer (Check all applicable)      of Original
                                                   Reporting Person        Director        X  10% Owner         (Month/Day/Year)
                                                   (Voluntary)         ----               ----
                                                                           Officer (give      Other (specify  ---------------------
                                                                            title below)       below)         7. Individual or
                                                                       ----               ----                   Joint/Group Filing
                                                                                                                 (Check Applicable
 227 West Monroe Street, Suite 4800                                                                               Line)
-------------------------------------------------------------------------------------------------------------    Form filed by One
                    (Street)                                                                                     Reporting Person
                                                                                                              ---
                                                                                                                 Form filed by
                                                                                                                 More than One
                                                                                                               X Reporting Person
 Chicago              IL              60606                                                                   ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership       4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct       Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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 Common Stock                                                 1,694,100                 (1)                       (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.          (Page 1 of 3)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1474 (7-96)

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1. Name and Address of Reporting Person         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
                                                    (Month/Day/Year)

 BVF Partners L.P.                                  December 16, 1999    Autoimmune Inc. ("AIMM")
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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-  6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship       Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of    Ownership
                                      Date                                               Price of     Deriv-     (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of                       (Instr. 5)
                                                                             Shares
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Explanation of Responses:

(1) The shares reported in this response are beneficially owned by BVF Partners L.P., a Delaware limited partnership ("Partners"), the designated filer of this joint filing on Form 3, and by its general partner, BVF Inc., a Delaware corporation ("BVF Inc."), which is also an investment advisor to Partners. Partners is the general partner of Biotechnology Value Fund, L.P., a Delaware limited partnership ("BVF, L.P.") and investment limited partnership which beneficially owns 1,109,625 of the shares of Common Stock reported in Table I. BVF, L.P., disclaims beneficial ownership of the 584,475 shares of Common Stock reported in Table I beneficially owned by Partners on behalf of certain managed investment accounts. Mark N. Lampert is the sole shareholder and sole director of BVF, Inc., and is an officer of BVF, Inc. This joint filing on Form 3 shall not be deemed an admission that Mark N. Lampert is, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any equity securities covered by this joint filing.

                                           BVF Partners L.P.

                                           By:   BVF Inc., its general partner


                                                                                                                    12/  /99
                                                                       -------------------------------------  ---------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                           (Page 2 of 3)
                                                                                                                   SEC 1474 (7-96)
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
                                                    (Month/Day/Year)

 BVF Partners L.P.                                  December 16, 1999    Autoimmune Inc. ("AIMM")
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Listing of the names and addresses of other reporting persons:

1.  Biotechnology Value Fund, L.P.                                  Biotechnology Value Fund, L.P.
    227 West Monroe Street, Suite 4800
    Chicago, Illinois 60606                                         By:    BVF Partners L.P., its general partner


                                                                           By:    BVF Inc., its general partner


                                                                                  By:    /s/ MARK N. LAMPERT               12/22/99
                                                                                         -------------------------------   --------
                                                                                         **Signature of Reporting Person
                                                                                           Authorized Signatory

2.  BVF Inc.                                                        BVF Inc.
    One Sansome Street, 39th Floor
    San Francisco, California 94104                                        /s/ MARK N. LAMPERT                             12/22/99
                                                                    By:    ---------------------------------------------   --------
                                                                           **Signature of Reporting Person                   Date
                                                                             Authorized Signatory


3.  Mark N. Lampert
    One Sansome Street, 39th Floor
    San Francisco, California 94104                                        /s/ MARK N. LAMPERT                             12/22/99
                                                                    By:    ---------------------------------------------   --------
                                                                           **Signature of Reporting Person                   Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.          (Page 3 of 3)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                     1474 (7-96)
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